PENSION SPECIALISTS, INC. PROTOTYPE/VOLUME SUBMITTERPLAN

EGTRRA

GOOD FAITH PLAN AMENDMENTS

AMENDMENTS TO ADOPTION AGREEMENT

For the

Capital Corp of the West 401(k) Plan

Effective July 1, 2002

PLAN AMENDMENTS FOR DEFINED CONTRIBUTION PLANS

AMENDMENT #8--Plan Amendment to Specify Additional Types of Rollovers Accepted by the Plan Pursuant to EGTRRA 641, 642 and 643

(A plan is not required to accept rollover contributions, including direct rollovers under Section 401 (a) (31) of the Internal Revenue Code. lithe plan will not accept any rollover contributions, no boxes should be checked. However, the plan can specj5 types of rollovers the plan will accept by checking one or more of the boxes below. A plan that accepts rollovers may be required to separately account for such amounts.)

ROLLOVERS FROM OTHER PLANS

Direct Rollovers: The plan will accept a direct rollover of an eligible rollover distribution from (check each that applies or none):

?	A qualified plan described in section 401(a) of the Code, excluding after- tax employee contributions.

?	A qualified plan described in section 403(a) of the Code, excluding after- tax employee contributions.

?	An annuity contract described in section 403(b) of the Code, excluding after-tax employee contributions.

?	An eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

Participant Rollover Contributions from Other Plans: The plan will accept a participant contribution of an eligible rollover distribution from (check each that applies or none):

?	A qualified plan described in section 401(a) of the Code.

?	A qualified plan described in section 403(a) of the Code.

?	An annuity contract described in section 403(b) of the Code.

?	An eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

Participant Rollover Contributions from IRAs:

The plan: (Choose one.)

?	Will

?	Will not

accept a participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in oss income.

Effective Date of Direct Rollover and Participant Rollover Contribution Provisions:

Rollovers From Other Plans shall be effective July 1, 2002.

PLAN AMENDMENTS FOR SECTION 401(K) PLANS

This section only applies if the Plan has a 401 (k) feature.

AMENDMENT #13--Plan Amendment for 631 of EGTRRA

CATCH-UP CONTRIBUTIONS

Catch-up Contributions: (Choose one.).

?	Shall apply to contributions after July 1, 2002.

?	Shall not apply. -

Accepted by:/s/ Thomas T. Hawker Date: 7/9/2002
                             Thomas T. Hawker